Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES ORGANIZATIONAL UPDATES

NORWALK, CT, November 6, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced several organizational updates effective November 6, 2025.

Shawn C. Fabry, age 48, has been elected Executive Vice President and Chief Financial Officer of the Company. Most recently, Mr. Fabry served as Senior Vice President, Corporate Development of the Company. Previously in his career at Silgan, Mr. Fabry served as CFO of Silgan Containers, the Company’s U.S. metal container business, and Silgan Plastics, the Company’s blow-molded plastic container operations. Mr. Fabry joined the Company in 2010 as part of the IPEC closures acquisition, where he served as CFO of IPEC Global, Inc. Prior to IPEC, Mr. Fabry was in public accounting with Arthur Andersen.

Kimberly I. Ulmer, age 58, has been elected Senior Vice President and Chief Accounting Officer of the Company. Most recently, Ms. Ulmer served as Chief Financial Officer of the Company. Previously in her career at Silgan, Ms. Ulmer served as Senior Vice President, Finance and Treasurer of the Company, in addition to having served as Controller. Prior to joining Silgan, Ms. Ulmer held various senior financial roles of at GE Capital and World Color Press, Inc. and began her career in public accounting with Coopers & Lybrand.

Alexander G. Hutter, age 40, has been elected Senior Vice President, Strategy and Investor Relations of the Company. Most recently, Mr. Hutter served as Vice President, Investor Relations of the Company. Previously in his career at Silgan, Mr. Hutter advanced through roles with increasing responsibilities in Financial Planning and Analysis and Corporate Development. Prior to joining the Company in 2018, Mr. Hutter was a Vice President at Jefferies LLC in the Equity Research department.

Robert B. Lewis has informed the Company that he intends to retire from his role as Executive Vice President, Corporate Development and Administration of the Company effective March 31, 2026. Mr. Lewis will continue to serve as a Director on the Company’s Board of Directors.

“Today’s announcement is the next step in our continued long-term succession planning for Silgan. Shawn has been an important member of Silgan’s leadership team since he joined the Company in 2010 with the IPEC closures acquisition. Since joining Silgan, Shawn’s finance leadership as CFO of our plastic bottle business and as CFO of our US metal container business played a pivotal role in the performance improvements in both operating businesses. After joining the Silgan Holdings team in 2023, Shawn led our Corporate Development team through the recent successful acquisition of Weener Packaging. Shawn brings a deep understanding of the unique aspects of each of our businesses and our value creation model, thought leadership in strategic finance, and a unique appreciation for the Silgan culture to his new role as CFO,” said Adam Greenlee, President and Chief Executive Officer.

“Kim has been an important member of our executive team for over twenty years and will continue to lead and oversee our accounting and consolidated corporate functions in her new role. Alex was identified as a future leader when he joined Silgan in 2018, and he continues to expand his areas of responsibility by also leading our Strategy and Corporate Development teams as part of Silgan’s Executive Office. Our Team will manage these transitions through the end of the year as we prepare for a successful 2026 and beyond,” continued Mr. Greenlee.

“For over twenty years, Bob Lewis has been a tremendous business partner for our Company and for me personally. Bob has embodied the strength of the Silgan culture with his rigorous analytic skills, unwavering focus and his disciplined and pragmatic approach. His impact on our organization will remain long after his retirement date, and we thank Bob for his significant contributions to the on-going success of Silgan,” concluded Mr. Greenlee.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Senior Vice President, Strategy and Investor Relations
AHutter@silgan.com
203-406-3187
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